Exhibit 99.1

TOREADOR’S FILING OF FORM 10-Q FOR THIRD QUARTER 2006 DELAYED DUE TO PREVIOUSLY DISCLOSED RESTATEMENT OF PRIOR PERIODS

DALLAS, TEXAS – (November 14, 2006) – Toreador Resources Corporation (NASDAQ: TRGL) today announced that the filing of its Quarterly Report on Form 10-Q for the period ended September 30, 2006 will be delayed due to the previously disclosed restatement of prior periods.

In a Form 8-K/A filing dated October 2, 2006 the company indicated that it expects to file on or about December 1, 2006 the restated financial statements with the Securities and Exchange Commission on a Form 10-K/A for the year ended December 31, 2005, a Form 10-Q/A for the first quarter of 2006 and a Form 10-Q/A for the second quarter of 2006. At the same time the company expects to file its Form 10-Q for the third quarter of 2006.

ABOUT TOREADOR

Toreador Resources Corporation is an independent international energy company engaged in the acquisition, development, exploration and production of natural gas, crude oil and other income-producing minerals. The company holds interests in developed and undeveloped oil and gas properties in France, Hungary, Romania and Turkey. In the United States, Toreador primarily owns working interests in five states. More information about Toreador may be found at the company's web site, www.toreador.net.

Safe-Harbor Statement – Except for the historical information contained herein, the matters set forth in this news release are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Toreador intends that all such statements be subject to the "safe-harbor" provisions of those Acts. Many important risks, factors and conditions may cause Toreador's actual results to differ materially from those discussed in any such forward-looking statement. These risks include, but are not limited to, estimates of reserves, estimates of production, future commodity prices, exchange rates, interest rates, geological and political risks, drilling risks, product demand, transportation restrictions, actual recoveries of insurance proceeds, the ability of Toreador to obtain additional capital, and other risks and uncertainties described in the company's filings with the Securities and Exchange Commission. The historical results achieved by Toreador are not necessarily indicative of its future prospects. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Toreador Third Quarter 2006 Financial Results, November 9, 2006	Page 2 of 2

# # #

CONTACT:

Toreador Resources
Stewart P. Yee, VP Investor Relations

214-559-3933 or 800-966-2141

syee@toreador.net